UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  July 10, 2014

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

201 Broadway, 6th Floor

Cambridge, MA 02139

(Address of principal executive offices) (Zip Code)

(617) 551-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On July 10, 2014, Radius Health, Inc. (the “Company”) entered into a First Amendment to Loan and Security Agreement (the “First Amendment”), with Solar Capital Ltd., (“SolarCap”), as collateral agent and a lender, and Oxford Finance LLC, (“Oxford”), as a lender (each a “Lender” and, collectively, the “Lenders”).  The First Amendment amended the Loan and Security Agreement dated as of May 30, 2014 (the “Loan Agreement”), among the Company and the Lenders.

Pursuant to the terms of the Loan Agreement, the Lenders provided the Company with term loans in an aggregate principal amount of $30.0 million, of which $21.0 million was drawn on May 30, 2014, and the Company issued warrants to purchase an aggregate of 10,258 shares of the Company’s Series B-2 Convertible Preferred Stock, par value of $0.0001 per share, at an exercise price of $61.42 per share.  The Lenders were to fund the remaining term loans in an aggregate principal amount of $9.0 million (the “Original Term B Loans”) at the Company’s request, subject to certain conditions, including the Company completing an initial public offering resulting in $65.0 million in net cash proceeds no later than December 5, 2014.

The terms of the First Amendment, among other things,

•                  provide the Company with, subject to certain customary funding conditions (such as the absence of any event of default under the Loan Agreement), additional term loans in an aggregate principal amount of $4.0 million upon the closing of the First Amendment (the “Modified Term B Loans”).  All other terms applicable to the Original Term B Loans remain applicable to the Modified Term B Loans. The Original Term B Loans are replaced by the Modified Term B Loans.  The Company borrowed the full amount of the Modified Term B Loans on July 10, 2014.

•                  provide the Company the ability to borrow additional term loans in an aggregate amount of $5.0 million (the “Term C Loans”) at any time through December 31, 2014.   In order to draw the Term C Loans, the Company must, in addition to other customary conditions, either (a) close public or private stock offerings, equity raises or strategic partner arrangements resulting in $13.0 million in aggregate net proceeds after the closing of the First Amendment, or (b) as it relates specifically to RAD1901, complete both the maximum tolerable dose trial and enroll the first patient in the breast cancer brain metastasis trial.

•                  required the Company to issue warrants (“New Tranche B Warrants”) for the purchase of 4,706 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to SolarCap and 4,706 shares of Common Stock to Oxford, each at a price per share equal to $12.75. The Company issued the New Tranche B Warrants on July 10, 2014, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

•                  if the Term C Loans are funded, the Company will issue to the Lenders warrants to purchase Common Stock in amounts and subject to terms as were applicable to warrants that would have been issued in connection with the Original Term B Loans.

The foregoing descriptions of each of the New Tranche B Warrants and the First Amendment are summaries, and are qualified in their entirety by reference to the full text of such documents, which are filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 in connection with the First Amendment is incorporated in this Item 2.03 by reference.

Item 3.02                                           Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 in connection with the New Tranche B Warrants is incorporated in this Item 3.02 by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

See the Exhibit Index, which immediately follows the signature page hereof and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2014

Radius Health, Inc.

	By:	/s/ B. Nicholas Harvey
Name: B. Nicholas Harvey
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Warrant to Purchase Stock, dated as of July 10, 2014, between Radius Health, Inc. and Solar Capital Ltd.

10.2	Warrant to Purchase Stock, dated as of July 10, 2014, between Radius Health, Inc. and Oxford Finance LLC.

10.3	First Amendment to Loan and Security Agreement, by and among Radius Health, Inc., Solar Capital Ltd., and Oxford Finance LLC, dated as of July 10, 2014.